AGREEMENT TO CANCEL STOCK OPTION


     This AGREEMENT TO CANCEL STOCK OPTIONS ("Agreement") is executed and effective this 19th day of December, 2001 (the "Effective Date"), between TREMONT CORPORATION, a Delaware corporation (the "Corporation"), and J. Landis Martin ("Optionholder").

     WHEREAS, the Corporation, acting through its Management Development & Compensation Committee, previously granted Optionholder one or more options to purchase shares of common stock in the Corporation (the "Options") pursuant to the 1988 Long Term Performance Incentive Plan of Tremont Corporation (the "Plan"), as set forth on Exhibit A ;

     WHEREAS, Optionholder agrees to deliver the Options to the Corporation and to forfeit all rights pursuant to the Options granted under the Plan on the Effective Date of this Agreement; and

     WHEREAS, the Board of Directors of the Corporation believes it is in the best interest of the Corporation to cancel the Options granted to Optionholder.

     NOW, THEREFORE, in consideration of the agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. The Corporation agrees to pay Optionholder the amount (the "Deferred Amount") shown on Exhibit A on the terms and dates (each, a "Payment Date") set forth on Exhibit A; provided, however, if the payment of any such amount on the given Payment Date would not be deductible by the Corporation for tax purposes under the provision of Section 162(m) of the Internal Revenue Code of 1986 ("Code"), as amended, or any successor provision, the Corporation may, in its sole discretion, defer such payment until the earliest time at which the payment of such amount would be deductible by the Corporation. The Corporation, acting through its Management Development & Compensation Committee, may elect, in its sole discretion, to make payment of all or any portion of the Deferred Amount prior to the Payment Date on which due without penalty or premium.

     2. In the event Optionholder dies or separates from service with the Corporation due to total and permanent disability (as that term is defined in the disability policy or plan provided by the Corporation covering Executive, or, if no such policy is in effect covering Executive, the term "total and permanent disability" shall have the meaning set forth in Section 22(e)(3) of the Internal Revenue Code), the amounts due and payable under this Agreement shall become immediately payable. In the event of Executive's death, the amounts payable under this Agreement shall be paid to the Executive's estate unless a beneficiary has been duly and properly designated by Executive in the manner and form prescribed by the Corporation.

     3. The Deferred Amount shall accrue interest commencing on the Effective Date as provided in Exhibit A until such time as the Deferred Amount is paid to Optionholder.

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     4. The Corporation shall withhold,  either from the Deferred Amount (or any portion  thereof)  in the year such amount is paid to  Optionholder  pursuant to
Section 1 hereof, or from any salary, bonus or other compensatory payment made to Optionholder as the Corporation in its sole discretion may determine, such amounts as are required by law to be withheld pursuant to the Code and any other applicable withholding requirements.

     5. Any right of Optionholder or any of his designated beneficiaries to receive payments from the Corporation under this Agreement shall be no greater than the right of any unsecured general creditor of the Corporation.

     6. The rights of Optionholder under this Agreement may not be assigned, transferred, pledged or encumbered.

     7. The Corporation agrees to indemnify Optionholder for any interest and penalties assessed by the Internal Revenue Service ("IRS") resulting from the examination of this Agreement and a finding that the difference between the exercise price of the Options and the fair market value of the Corporation's common stock subject to the Options on the date of cancellation was properly includible in Optionholder's gross income for the taxable year in which the Options were cancelled.

     8. If the Internal Revenue Service determines that any amount payable under this Agreement is includible in Optionholder's gross income in any taxable year prior to the taxable year in which such amount is actually paid to Optionholder, then such amount shall become immediately due and payable to Optionholder. In the event that payments are made pursuant to this paragraph, such amounts can be paid, in the sole discretion of the Corporation, either in cash or in stock of the Corporation.

     9.  Nothing   contained  herein  shall  be  construed  as  conferring  upon
Optionholder the right to continue in the employ of the Corporation, whether as an employee, Optionholder officer, or in any other capacity.

     10. This Agreement shall be binding upon and inure to the benefit of the Corporation, its successors and assigns, and Optionholder and his heirs, designated beneficiaries, executors, administrators and legal representatives.

     11. This Agreement contains the entire agreement of and between the parties with respect to the subject matter hereof, and supersedes any prior understanding, agreements, or representations by or between the parties, written or oral, which may have related to the subject matter hereof in any way. In the event of any conflict between the terms and provisions of this Agreement and the terms and provisions of any employment or severance agreement entered into by the parties hereto, the terms and provisions of this Agreement shall govern.

     12. This Agreement shall be governed by the laws of the State of Colorado without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Colorado or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Colorado.

                                    * * * * *

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

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                               TREMONT CORPORATION

                               By:             s/s Robert E. Musgraves
                                      ------------------------------------------

                               Its: Vice President and General Counsel



                               OPTIONHOLDER



                                              s/s J. Landis Martin
                               -------------------------------------------------
                                                J. Landis Martin


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EXHIBIT A


Option(s):

Grant Date            Number            Exercise Price
------------------    --------------    --------------------

2/15/94               20,000            $8.125
2/15/94               20,000            $9.625
2/15/94               20,000            $11.125


Market Price of Common Stock on Effective Date:  $27.94 per share

Deferred Amount:  $1,098,900.00

Payment Schedule: Deferred Amount is payable on such dates and in such amounts as directed by the Corporation's Management Development & Compensation Committee, but in any event no later than December 19, 2006


Interest Rate on Unpaid Deferred Amount: Seven percent (7%) per annum, compounded quarterly as of each January 1, April 1, July 1, and October 1


Interest Payable:  Accrued unpaid  interest is payable on such dates and in such amounts as directed by the Corporation's Management Development & Compensation Committee, with any amount remaining unpaid to be paid at the same time as the Deferred Amount is finally paid, but in any event no later than December 19, 2006



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